Pricing Supplement dated October 4, 2005 (To Prospectus dated September 26, 2003 and Prospectus Supplement dated September 26, 2003)	Rule 424(b)(3) File No. 333-108464 Cusip No. 88319QH22

Textron Financial Corporation

Medium-Term Notes, Series E

Due Nine Months or More from Date of Issue

Textron Financial Canada Funding Corporation

Medium-Term Notes, Series E-CAD

Due Nine Months or More from Date of Issue

Fully and Unconditionally Guaranteed

by

Textron Financial Corporation

Fixed Rate

Issuer: Textron Financial Corporation

Principal Amount: $50,000,000	Interest Rate: 4.60% per annum
Issue Price: 99.163%	Original Issue Date : October 12, 2005
Agent's Discount or Commission: $103,000	Stated Maturity Date: May 3, 2010
Net Proceeds to Issuer * : $50,526,277.78
Interest Payment Dates:
☒	May 3 and November 3 (beginning November 3, 2005)
☐	Other:

Regular Record Dates

(if other than the last day of February and August):	April 18 and October 19

Redemption:

☒	The Notes cannot be redeemed prior to the Stated Maturity Date.
☐	The Notes can be redeemed prior to the Stated Maturity Date. See Other Provisions
Initial Redemption Date:
Initial Redemption Percentage: %
Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the Principal Amount.

Optional Repayment:

☒	The Notes cannot be repaid prior to the Stated Maturity Date.
☐	The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
Optional Repayment Date(s):
Optional Repayment Price(s):

Specified Currency (if other than U.S. dollars):

Authorized Denomination (if other than $1,000 and integral multiples thereof):

Exchange Rate Agent:

Original Issue Discount: ☐	Yes	☒	No
Issue Price: %
Total Amount of OID:
Yield to Maturity:
Initial Accrual Period OID:

Agent:

☐	Merrill Lynch, Pierce, Fenner & Smith Incorporated	☐	HSBC Securities (USA) Inc.
☒	Banc of America Securities LLC	☐	J.P. Morgan Securities Inc.
☐	Barclays Capital Inc.	☐	Tokyo-Mitsubishi International plc
☐	Citigroup Global Markets Inc.	☐	UBS Securities LLC
☐	Credit Suisse First Boston LLC	☐	Wachovia Capital Markets, LLC
☐	Deutsche Bank Securities Inc.	☐	Other:

Agent acting in the capacity as indicated below:

☐	Agent	☒	Principal

If as Principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☒	The Notes are being offered at a fixed initial public offering price of 99.163% of the Principal Amount.

If as Agent:

The Notes are being offered at a fixed public offering price of _____% of the Principal Amount.

Other Provisions:

The notes offered by this pricing supplement form a part of the same series as, and are fungible with, our outstanding notes due May 3, 2010 that were issued on April 28, 2005. Upon completion of this offering the aggregate principal amount of outstanding notes of this series will be $450,000,000.

* The Net Proceeds to Issuer includes $1,047,777.78 of accrued interest. Interest will be paid from April 28, 2005.

Terms are not completed for certain items above because such items are not applicable.